CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 5, 2021

Board of Managers

VV MARKETS, LLC

We hereby consent to the inclusion in the Post Effective Amendment to the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated February 26, 2021, with respect to the balance sheets of VV MARKETS LLC as of December 31, 2020 and the related statements of operations, members’ equity/deficit and cash flows for the inception period from June 16, 2020 through December 31, 2020 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group
IndigoSpire CPA Group, LLC
Aurora, Colorado

May 5, 2021